Exhibit 10.12

December 23, 2015

Blake M. Paterson

Re:     Separation Agreement

Dear Blake:

This letter sets forth the substance of the separation agreement (the “Agreement”) which Cerecor Inc. (the “Company”) is offering to you to aid in your employment transition.

1.         Separation.    The Company has accepted your resignation from employment with the Company effective December 31, 2015 (the “Separation Date”).    The letter agreement between you and the Company dated April 28, 2011 (the “Employment Agreement”), requires you to resign from the Company’s Board of Directors and as an officer of the Company when your employment terminates for any reason.  Therefor you agree to execute and deliver to Uli Hacksell the resignation letter attached as Exhibit A (the “Resignation Letter”).

2.         Accrued Salary and Vacation.  On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary, all accrued and unused vacation earned through the Separation Date, and an annual bonus for the year ending on December 31, 2015, in the amount of $207,500.00,  each subject to standard payroll deductions and withholdings.  You will receive these payments regardless of whether or not you sign this Agreement.

3.         Severance Benefits.  If you execute this Agreement on or after December 31, 2015 and do not revoke it,  and execute and deliver the Resignation Letter attached as Exhibit A, the Company will provide you with the following “Severance Benefits”:

a.        The Company will make severance payments to you in the form of continuation of your base salary in effect on the Separation Date (which the parties agree is currently $415,000.00 on an annualized basis) for twelve  (12) months following the Separation Date.  These payments will be subject to standard payroll deductions and withholdings and will be made on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least sixty  (60) days following the Separation Date (“Initial Severance Payment Date”), provided the Company has received the executed Agreement from you on or before that date.    The first payment under this clause shall be equal to the aggregate amount of payments that the Company would have paid through the Initial Severance Payment Date had such payments commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above.

b.        The Company will pay you $112,500.00.  This additional payment will be subject to standard payroll deductions and withholdings and will be paid in twelve (12) equal monthly installments following the Separation Date, with the first payment on the Company’s first ordinary payroll date that occurs at least six (6) months following the Separation Date (the “Six Month Payment Date”), provided the Company has received the executed Agreement from you in accordance with the terms of this Agreement.  The first payment under this clause shall be equal to the aggregate amount of payments that the Company would have paid through the Six Month Payment Date had such payments commenced on the Separation Date, with the balance of the payments paid thereafter on the schedule described above.

c.        If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following the Separation Date, then the Company will pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your covered dependents on the Separation Date until the earliest of (A) the first anniversary of the Separation Date, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage (such period from the Separation Date through the earliest of (A) through (C), the “COBRA Payment Period.”    Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on your behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company will pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period.  Nothing in this Agreement shall deprive you of your rights under COBRA or ERISA for benefits under plans and policies arising under your employment by the Company.  If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Payment Period, you must immediately notify the Company of such event, and all payments and obligations under this clause will cease.

4.         Benefit Plans.

If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on December 31, 2015.  Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the option for certain COBRA payments to be made by the Company as described in Section 3 above.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

Your participation in Employer-Sponsored Group Life Insurance and Short and Long Term Disability Insurance will cease as of December 31, 2015.

Deductions for the 401(k) Plan will end with your last regular paycheck.  You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

You have the right to continue your current Health Care Spending Account if you are participating in this program.  Enclosed as Exhibit B is the information concerning how to continue this benefit.  Dependent Care Spending Accounts can not be continued.  Your last full Spending Account payroll deductions will be processed in the December 31, 2015 pay period.  Unless you elect to continue your Health Care Spending Account, you will only be eligible to claim expenses that you incurred prior to December 31, 2015.

5.         Stock Options.    On a post-split basis, you were granted three separate options to purchase shares of the Company’s common stock (each, an “Option”) in the share amounts of 107,142 shares (granted May 8, 2012, pursuant to the Company’s 2011 Stock Incentive Plan (the “2011 Plan”)), 54,353 shares (granted July 10, 2014, pursuant to the 2011 Plan), and 160,000 shares (granted on or about October 20, 2015 through Board action taken on September 2, 2015, pursuant to the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”)).  For the grants made on May 8, 2012 and July 10, 2014, all shares subject to such Options are fully vested as of the Separation Date in accordance with the terms of the stock option agreements governing such grants.  If you timely return and do not revoke this fully signed Agreement to the Company, then (i) the vesting of the Option granted to you on or about October 20, 2015 will be fully accelerated such that 100% of the shares subject to such Option shall be exercisable by you effective as of the Separation Date and (ii) notwithstanding anything to the contrary in the 2011 Plan, the 2015 Plan, the option grant notices, and the stock option agreements entered into by you and the Company and any other documents between you and the Company setting forth the terms of your Options (the “Option Documents”), your Options will be amended such that you may exercise any vested Options on or before the expiration of the applicable term set forth in the Option Documents governing the applicable Option.  You and the Company hereby consent to the modification and amendment of the terms governing your Options and the Option Documents to conform to the provisions of this Agreement, with such modification to occur within thirty (30) days of your execution of the Agreement, provided that you have not revoked your acceptance of the Agreement.  Except as modified by this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the applicable Option Documents.

6.         Other Compensation or Benefits.    You acknowledge and agree that the Severance Benefits set forth herein are in lieu of, and in full satisfaction of, any severance or benefits from the Company to which you may be entitled or eligible, and that the Company’s provision of the Severance Benefits under this Agreement supersedes and extinguishes any obligation of the Company to provide you with any severance or benefits under any other agreements.  You further acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan document.

7.         Expense Reimbursements.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

8.         Return of Company Property.    By the Separation Date, you shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company.  Please coordinate return of Company property with Teresa Winhauer. Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

9.         Proprietary Information and Post-Termination Obligations.  Both during and after your employment you acknowledge your continuing obligations under Section 9 of the Employment Agreement (the “Restrictive Covenants”), as modified below, not to use or disclose any confidential or proprietary information of the Company, to refrain from certain solicitation and competitive activities, and not to disparage the Company.  A copy of your Employment Agreement, including the Restrictive Covenants, is attached hereto as Exhibit C.  If you have any doubts as to the scope of the restrictions in your agreement, you should contact Mariam Morris immediately to assess your compliance.  As you know, the Company will enforce its contract rights.  Please familiarize yourself with your obligations under the Restrictive Covenants, which are contained in a document that you signed.  The parties agree that Section 9(b) of the Employment Agreement will be modified as follows:

Non-Competition.  Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business will result in irreparable harm to the Company.  Accordingly, during the Executive’s employment hereunder and for a period of one (1) year thereafter, Executive agrees that he will not, directly or indirectly, solicit, perform, or provide Conflicting Services (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) in any locale of any country in which the Company conducts business (in the case of the one (1) year period following termination, in any locale of a country in which the Company was conducting business in the one (1) year period prior to the termination date).  For purposes of this Agreement, “Conflicting Services”  means any product, service, or process or the research and development thereof, of any person or organization other than the Company that directly competes with a product, service, or process, including the research and development thereof, of the Company with which Executive worked directly or indirectly during his employment by the Company or about which he acquired proprietary information during his employment by the Company.  Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates.

10.         Confidentiality.  The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Agreement insofar as such disclosure may be required by law. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to discuss your employment with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

11.         Cooperation after Termination.  During the time that you are receiving payments under this Agreement, you agree that you will respond to reasonable requests, at reasonable times and places, and provide information with regard to matters in which you have knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company.  You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates.  You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required.  Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you in complying with this Section.

12.         Release.  In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”).  The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; Delaware Discrimination in Employment Act; the Delaware Equal Accommodations Law; the Delaware Persons With Disabilities Employment Protections Act;  the Fair Employment Practice Act of Maryland, Md. Code  Ann., State Government, tit. 20; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors or officer of the Company.  Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, any other federal government agency, or similar state or local agency, or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  However, you are waiving, to the fullest extent permitted by law, your right to any monetary recovery should any governmental agency or entity, such as the Equal Employment Opportunity Commission, the United States Department of Labor or the National Labor Relations Board, pursue any Claims on your behalf.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims against the Company existing as of the date you execute this Agreement pursuant to any such plan or agreement.

13.         Your Acknowledgments and Affirmations/ Effective Date of Agreement.  You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended.  You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.  You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties.  You further affirm that you have no known workplace injuries or occupational diseases.  You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the "Effective Date"), which shall be the eighth day after this Agreement is executed by you.

14.         No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.  The Company agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation; provided that the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.  The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision.

15.         Breach. The parties agree that a material breach of this Agreement by one party excuses performance by the other party.  Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 8, 9, and 10 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement.  If either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party can recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

16.         Section 409A.  The Company is offering severance to you in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4).  Any payments made in reliance on Treasury Regulation Section 1.409A-1(b)(4) will be made not later than March 15, 2016.  For purposes of Code Section 409A, your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

17.         Miscellaneous.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

If this Agreement is acceptable to you, please sign below and return the original to me on or before the date that is twenty-one (21) days after you have received this letter, but no earlier than December 31, 2015.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement by that date.

I wish you good luck in your future endeavors.

Sincerely,

CERECOR INC.

By:	/s/ Mariam E. Morris
Mariam E. Morris
Chief Financial Officer

AGREED TO AND ACCEPTED:

/s/ Blake M. Paterson
Blake M. Paterson

January 1, 2016